UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 9, 2019
Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE
WOONSOCKET, RHODE ISLAND 02895
(Address of Principal Executive Offices) (Zip Code)

(401) 671-6550
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SUMR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2019, the Company announced that Stuart Noyes has been appointed as Interim Chief Executive Officer, effective December 16, 2019. Mr. Noyes, 55, is managing partner of Winter Harbor, LLC, a consulting firm specializing in turnaround and restructuring services, which he co-founded in January 2012. He has more than 25 years of experience in executive and general management, operations, procurement, creditor negotiations, and finance, providing strategic and tactical turnaround solutions to a variety of clients. Mr. Noyes is a member of the Turnaround Management Association and holds a Master of Business Administration from the University of Utah and Bachelor of Business Administration from the University of Maine. As previously announced, Mark Messner stepped down as the Company’s Chief Executive Officer and President and resigned as a director to pursue other opportunities and to spend time with his family, effective December 13, 2019.

Mr. Noyes is acting as the Company’s Interim CEO pursuant to the terms of an engagement letter between the Company and Winter Harbor dated December 9, 2019 (the “Agreement”). Under the Agreement, Mr. Noyes will act as Interim CEO, reporting to the Company’s Board of Directors, and, together with other Winter Harbor advisors, will provide restructuring and advisory services to the Company. Compensation for the services provided under the Agreement will be determined based on agreed-upon hourly rates, subject to a cap of $35,000 per week for the first ten weeks (other than holiday weeks, which are capped at $15,000 each week) and thereafter upon actual hours worked or such other mutually agreed upon fee structure, plus any out-of-pocket expenses. Mr. Noyes will not receive any compensation directly from the Company. The Company has also agreed to indemnify Winter Harbor, Mr. Noyes and other Winter Harbor personnel in connection with the engagement, subject to customary terms and conditions. Either party may terminate the Agreement upon 30 days’ prior written notice.

In addition to the Agreement, in November 2019 in connection with the Company’s amendment to its credit facilities, the Company engaged Winter Harbor to provide financial advisory services (the “Advisor Agreement”). Compensation under the Advisor Agreement is determined based on agreed-upon hourly rates for actual hours worked, plus any out-of-pocket expenses and a 1% administrative fee on the total amount of each invoice to cover administrative costs. As of November 30, 2019, the Company has paid or accrued an aggregate of approximately $24,900 related to services provided under the Advisory Agreement, including expenses and administrative fees. Fees for services under the Advisor Agreement engagement are separate from, and in addition to, fees paid under the Agreement.

Mr. Noyes has no family relationship with any directors or executive officers of the Company. As a result of Mr. Noyes positions as managing partner of Winter Harbor, Mr. Noyes may have a direct or indirect material interest in the Agreement and the Advisor Agreement as defined in Section 404(a) of Regulation S-K promulgated the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: December 10, 2019	By:	/s/ Paul Francese
Paul Francese
Chief Financial Officer